NEWS

Charter Announces Fourth Quarter and Full Year 2021 Results

Stamford, Connecticut - January 28, 2022 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2021.

Key highlights:

•Fourth quarter total residential and small and medium business ("SMB") customer relationships increased by 120,000. As of December 31, 2021, Charter served a total of 32.1 million residential and SMB customers, with 939,000 net new customer relationships added in 2021.

•Fourth quarter total residential and SMB Internet customers increased by 190,000. As of December 31, 2021, Charter served a total of 30.1 million residential and SMB Internet customers, with 1.2 million total Internet customers added in 2021.

•Fourth quarter total residential and SMB mobile lines increased by 380,000. As of December 31, 2021, Charter served a total of 3.6 million mobile lines, with 1.2 million mobile lines added in 2021.

•Fourth quarter revenue of $13.2 billion grew by 4.7% year-over-year, driven by residential revenue growth of 5.1%, mobile revenue growth of 47.5% and commercial revenue growth of 4.8%, partly offset by a decline in advertising sales revenue of 28.2%, driven by lower political revenue.

•Fourth quarter Adjusted EBITDA1 of $5.4 billion grew by 7.7% year-over-year.

•For the year ended December 31, 2021, revenue of $51.7 billion grew by 7.5% year-over-year. Full year 2021 Adjusted EBITDA totaled $20.6 billion, 11.4% higher than in 2020.

•Net income attributable to Charter shareholders totaled $1.6 billion in the fourth quarter. For the year ended December 31, 2021, net income attributable to Charter shareholders totaled $4.7 billion.

•Fourth quarter capital expenditures totaled $2.1 billion and included $127 million of mobile-related capital expenditures. For the year ended December 31, 2021, capital expenditures totaled $7.6 billion and included $482 million of mobile-related capital expenditures.

•Full year 2021 free cash flow1 totaled $8.7 billion, compared to $7.1 billion in 2020.

•During the fourth quarter, Charter purchased 7.6 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $5.3 billion. For the year ended December 31, 2021, Charter purchased 25.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $17.3 billion.

"We continued to execute well in 2021, with solid customer growth and strong financial growth. We added over 1.2 million Internet customers and we grew full year revenue and EBITDA by 7.5% and 11.4%, respectively," said Tom Rutledge, Chairman & CEO of Charter. "In 2022, we remain focused on driving additional customer growth by offering better services while saving customers money on their total communications spend, driving EBITDA growth, free cash flow growth and shareholder value."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2021 (a)	December 31, 2020 (a)	December 31, 2019 (a)
Footprint (b)
Estimated Passings	54,521	53,416	52,270

Customer Relationships (c)
Residential	29,926	29,079	27,277
SMB	2,143	2,051	1,958
Total Customer Relationships	32,069	31,130	29,235

Residential	103	167	240
SMB	17	30	28
Total Customer Relationships Quarterly Net Additions	120	197	268

Total Customer Relationship Penetration of Estimated Passings (d)	58.8%	58.3%	55.9%

Monthly Residential Revenue per Residential Customer (e)	$114.14	$111.85	$113.79
Monthly SMB Revenue per SMB Customer (f)	$164.59	$163.02	$169.06

Residential Customer Relationships Penetration
Single Play Penetration (g)	46.7%	44.5%	43.0%
Double Play Penetration (g)	33.0%	32.7%	30.7%
Triple Play Penetration (g)	20.4%	22.9%	26.2%

% Residential Non-Video Customer Relationships	49.2%	46.2%	42.7%

Internet
Residential	28,137	27,023	24,908
SMB	1,952	1,856	1,756
Total Internet Customers	30,089	28,879	26,664

Residential	172	216	313
SMB	18	30	26
Total Internet Quarterly Net Additions	190	246	339

Video
Residential	15,216	15,639	15,620
SMB	617	561	524
Total Video Customers	15,833	16,200	16,144

Residential	(71)	(66)	(105)
SMB	13	31	4
Total Video Quarterly Net Additions	(58)	(35)	(101)

Voice
Residential	8,621	9,215	9,443
SMB	1,282	1,224	1,144
Total Voice Customers	9,903	10,439	10,587

Residential	(163)	(120)	(152)
SMB	9	17	24
Total Voice Quarterly Net Additions	(154)	(103)	(128)

Mobile Lines (h)
Residential	3,448	2,320	1,078
SMB	116	55	4
Total Mobile Lines	3,564	2,375	1,082

Residential	363	300	285
SMB	17	15	3
Total Mobile Lines Quarterly Net Additions	380	315	288

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	272	259	252
Enterprise Quarterly Net Additions	3	2	3
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the fourth quarter of 2021, Charter's residential customer relationships grew by 103,000, compared to growth of 167,000 in the fourth quarter of 2020 and 240,000 in the fourth quarter of 2019. As of December 31, 2021, Charter had 29.9 million residential customer relationships, with year-over-year growth of 2.9%.

Charter added 172,000 residential Internet customers during the fourth quarter of 2021, compared to 216,000 during the fourth quarter of 2020 and 313,000 during the fourth quarter of 2019. Currently, 200 Mbps is the minimum speed offered to new Spectrum Internet® customers in 85% of Charter's footprint. As of December 31, 2021, nearly 75% of total Internet customers subscribed to tiers that provided 200 Mbps or more of speed. Charter also offers Spectrum Internet Gig across its entire footprint. Charter's Advanced Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, is available to nearly all Spectrum Internet customers. In addition, Charter's WiFi 6 router offers lower latency and performs better in environments with many connected WiFi devices, and has the ability to offer speeds of well over 1 Gbps.

Residential video customers decreased by 71,000 in the fourth quarter of 2021, compared to declines of 66,000 in the fourth quarter of 2020 and 105,000 in the fourth quarter of 2019. As of December 31, 2021, Charter had 15.2 million residential video customers.

During the fourth quarter of 2021, residential wireline voice customers declined by 163,000, compared to declines of 120,000 in the fourth quarter of 2020 and 152,000 in the fourth quarter of 2019. As of December 31, 2021, Charter had 8.6 million residential wireline voice customers.

Fourth quarter 2021 residential revenue per residential customer (excluding mobile) totaled $114.14, and increased by 2.0% compared to the prior year period, given promotional rate step-ups, video rate adjustments that pass through programmer rate increases, and $22 million of COVID-related impacts in the prior year period, partly offset by a higher mix of non-video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $31 million of sports network credits recorded in the current year period to be provided to qualified video customers given fewer sporting events being broadcast during COVID-19.

SMB customer relationships grew by 17,000 in the fourth quarter of 2021, while fourth quarter 2020 and 2019 SMB customer relationships grew by 30,000 and 28,000, respectively. During the fourth quarter of 2021, enterprise PSUs grew by 3,000, compared to growth of 2,000 in the fourth quarter of 2020 and 3,000 in the fourth quarter of 2019.

During the fourth quarter of 2021, Charter added 380,000 mobile lines, compared to growth of 315,000 during the fourth quarter of 2020 and 288,000 during the fourth quarter of 2019. Spectrum MobileTM is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose "Unlimited" or "By the Gig" data plans. In October 2021, Spectrum Mobile introduced new Unlimited pricing starting at $29.99/month per Unlimited line for customers with at least two lines. Additionally, customers qualify for the new multiline pricing when combining By the Gig lines for $14/GB with Unlimited lines. All Spectrum Mobile plans include 5G access, with taxes and fees included and no contracts. Spectrum Mobile's new Unlimited pricing is part of Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2021	2020	% Change
REVENUES:
Internet	$5,424	$4,862	11.6%
Video	4,406	4,418	(0.3)%
Voice	396	449	(11.9)%
Residential revenue	10,226	9,729	5.1%
Small and medium business	1,054	997	5.8%
Enterprise	643	623	3.2%
Commercial revenue	1,697	1,620	4.8%
Advertising sales	448	625	(28.2)%
Mobile	632	428	47.5%
Other	209	222	(6.2)%
Total Revenue	13,212	12,624	4.7%

COSTS AND EXPENSES:
Total operating costs and expenses	7,833	7,630	2.7%

Adjusted EBITDA	$5,379	$4,994	7.7%

Adjusted EBITDA margin	40.7%	39.6%

Capital Expenditures	$2,072	$2,063
% Total Revenue	15.7%	16.3%

Net income attributable to Charter shareholders	$1,610	$1,246
Earnings per common share attributable to Charter shareholders:
Basic	$9.17	$6.33
Diluted	$8.93	$6.05

Net cash flows from operating activities	$4,226	$4,149
Free cash flow	$2,285	$2,079

Revenues

Fourth quarter revenue increased by 4.7% year-over-year to $13.2 billion, driven primarily by growth in residential, mobile and commercial revenues. Excluding advertising, which benefited from political spend in the fourth quarter of 2020, revenue grew by 6.4% year-over-year.

Residential revenue totaled $10.2 billion in the fourth quarter, an increase of 5.1% year-over-year. The year-over-year revenue growth rate was negatively impacted by $31 million of sports network credits recorded in the current year period and positively impacted by $22 million of COVID-related impacts in the prior year period.

Internet revenue grew by 11.6% year-over-year to $5.4 billion, driven by growth in Internet customers during the last year, promotional rate step-ups, reduced bundled discounts and higher bundled revenue allocation.

Video revenue totaled $4.4 billion in the fourth quarter, a decrease of 0.3% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year, the aforementioned $31 million of sports network credits recorded in the current year period and lower bundled revenue allocation, partly offset by promotional rate step-ups, video rate adjustments that pass through programmer rate increases and the aforementioned COVID-related impacts in the prior year period.

Voice revenue totaled $396 million in the fourth quarter, a decrease of 11.9% compared to the fourth quarter of 2020, driven by a decline in wireline voice customers over the last twelve months and value-based pricing.

Commercial revenue increased by 4.8% year-over-year to $1.7 billion, driven by SMB and enterprise revenue growth of 5.8% and 3.2% year-over-year, respectively. Fourth quarter 2021 SMB revenue growth benefited from COVID-related impacts in the fourth quarter of 2020. Enterprise revenue excluding wholesale increased by 6.1% year-over-year, reflecting PSU growth.

Fourth quarter advertising sales revenue of $448 million decreased by 28.2% compared to the year-ago quarter, driven by lower political revenue. Compared to the fourth quarter of 2019, advertising sales revenue increased by 3.3%, primarily due to higher advanced advertising revenue, partly offset by lower local revenue, particularly in the automotive category.

Fourth quarter mobile revenue totaled $632 million, an increase of 47.5% year-over-year, primarily driven by mobile line growth.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $203 million, or 2.7% year-over-year.

Fourth quarter programming costs decreased by $14 million, or 0.5% as compared to the fourth quarter of 2020, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, $31 million of sports network rebates in the fourth quarter of 2021 that resulted from fewer sporting events being broadcast during COVID-19 and $19 million of other favorable adjustments, partly offset by contractual programming increases and renewals.

Regulatory, connectivity and produced content expenses increased by $60 million, or 11.3% year-over-year, primarily driven by higher sports rights costs given more games played in the fourth quarter of 2021 compared to the fourth quarter of 2020 as a result of COVID-19, partly offset by lower original programming costs and regulatory and franchise fees.

Costs to service customers decreased by $11 million, or 0.5% year-over-year, despite year-over-year residential and SMB customer growth of 3.0%. The year-over-year decrease in costs to service customers was primarily driven by lower transaction costs, mostly offset by previously announced wage increases for hourly field operations and call center employees as Charter meets its commitment to a minimum $20 per hour wage in 2022.

Marketing expenses increased by $33 million, or 4.3% year-over-year.

Fourth quarter mobile costs totaled $724 million, an increase of 38.5% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses decreased by $67 million, or 6.5% as compared to the fourth quarter of 2020, primarily driven by lower advertising sales expense and a one-time corporate cost in the prior year period.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $5.4 billion grew by 7.7% year-over-year, reflecting growth in revenue and operating expenses of 4.7% and 2.7%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.6 billion in the fourth quarter of 2021, compared to $1.2 billion in the fourth quarter of 2020. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA.

Net income per basic common share attributable to Charter shareholders totaled $9.17 in the fourth quarter of 2021 compared to $6.33 during the same period last year. The increase was primarily the result of the factors described above in addition to a 10.8% decrease in basic weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.1 billion in the fourth quarter of 2021, consistent with the fourth quarter of 2020, with an increase in upgrade/rebuild spending offset by declines in scalable infrastructure and customer premise equipment ("CPE"). The increase in upgrade/rebuild was driven by plant replacement of storm-damaged areas. The decrease in scalable infrastructure spending was primarily related to a stabilized level of network traffic growth and investments made earlier in the year. The decrease in CPE was driven by lower video CPE spend. Fourth quarter capital expenditures included $127 million of mobile costs, most of which related to retail stores and information technology systems, and were included in support capital.

Cash Flow and Free Cash Flow

During the fourth quarter of 2021, net cash flows from operating activities totaled $4.2 billion, compared to $4.1 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by higher cash paid for interest, net and an unfavorable change in trade working capital.

Free cash flow in the fourth quarter of 2021 totaled $2.3 billion, compared to $2.1 billion during the same period last year. The year-over-year increase in free cash flow was primarily driven by an increase in net cash flows from operating activities and a benefit related to changes in accrued expenses related to capital expenditures.

Liquidity & Financing

As of December 31, 2021, total principal amount of debt was $91.2 billion and Charter's credit facilities provided approximately $3.9 billion of additional liquidity in excess of Charter's $601 million cash position.

In October 2021, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. jointly issued $1.25 billion of 2.250% senior secured notes due 2029 at 99.835% of the aggregate principal amount, $1.35 billion of 3.500% senior secured notes due 2042 at 99.253% of the aggregate principal amount and $1.4 billion of 3.950% senior secured notes due 2062 at 99.186% of the aggregate principal amount. Net proceeds were used to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness.

In January 2022, CCO Holdings, LLC and CCO Holdings Capital Corp. jointly issued $1.2 billion of 4.750% senior unsecured notes due 2032 at par. Net proceeds were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

Share Repurchases

During the three months ended December 31, 2021, Charter purchased 7.6 million shares of Charter Class A common stock and Charter Holdings common units for approximately $5.3 billion.

Full Year Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2021	2020	% Change
REVENUES:
Internet	$21,094	$18,521	13.9%
Video	17,630	17,432	1.1%
Voice	1,598	1,806	(11.5)%
Residential revenue	40,322	37,759	6.8%
Small and medium business	4,170	3,964	5.2%
Enterprise	2,573	2,468	4.3%
Commercial revenue	6,743	6,432	4.9%
Advertising sales	1,594	1,699	(6.2)%
Mobile	2,178	1,364	59.6%
Other	845	843	0.2%
Total Revenue	51,682	48,097	7.5%

COSTS AND EXPENSES:
Total operating costs and expenses	31,052	29,579	5.0%

Adjusted EBITDA	$20,630	$18,518	11.4%

Adjusted EBITDA margin	39.9%	38.5%

Capital Expenditures	$7,635	$7,415
% Total Revenue	14.8%	15.4%

Net income attributable to Charter shareholders	$4,654	$3,222
Earnings per common share attributable to Charter shareholders:
Basic	$25.34	$15.85
Diluted	$24.47	$15.40

Net cash flows from operating activities	$16,239	$14,562
Free cash flow	$8,684	$7,070

Revenues

For the year ended December 31, 2021, revenues increased to $51.7 billion, 7.5% higher than in 2020, driven primarily by growth in residential, mobile and commercial revenues.

Operating Costs and Expenses

Operating costs and expenses totaled $31.1 billion in 2021, an increase of $1.5 billion, or 5.0% compared to the prior year ended December 31, 2020, primarily driven by increases in mobile, programming and regulatory, connectivity and produced content expenses.

Adjusted EBITDA

Adjusted EBITDA totaled $20.6 billion for the year ended December 31, 2021, an increase of 11.4% compared to 2020, reflecting growth in revenue and operating expenses of 7.5% and 5.0%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $4.7 billion for the year ended December 31, 2021, compared to $3.2 billion in 2020. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, partly offset by higher other operating expenses, net and higher tax expense.

Net income per basic common share attributable to Charter shareholders totaled $25.34 for the year ended December 31, 2021, compared to $15.85 during the same period last year. The increase was primarily the result of the factors described above in addition to a 9.7% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Capital expenditures totaled $7.6 billion for the year ended December 31, 2021, compared to $7.4 billion in 2020. The increase was primarily driven by increases in scalable infrastructure and upgrade/rebuild, partly offset by declines in support capital and CPE. For the full year 2021, mobile capital expenditures totaled $482 million versus $508 million for the full year 2020.

Charter currently expects full year 2022 cable capital expenditures, excluding capital expenditures associated with its rural construction initiative, to be between $7.1 billion and $7.3 billion.

Cash Flow and Free Cash Flow

For the year ended December 31, 2021, net cash flows from operating activities totaled $16.2 billion, compared to $14.6 billion in 2020. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by an unfavorable change in trade working capital and higher cash paid for interest, net.

Free cash flow for the year ended December 31, 2021 was $8.7 billion, compared to $7.1 billion during the same period last year. The year-over-year increase in free cash flow was driven by an increase in net cash flows from operating activities, partly offset by higher capital expenditures.

Share Repurchases

For the year ended December 31, 2021, Charter purchased approximately 25.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $17.3 billion.

Webcast

Charter will host a webcast on Friday, January 28, 2022 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $352 million and $384 million for the three months ended December 31, 2021 and 2020, respectively, and $1.3 billion for each of the years ended December 31, 2021 and 2020.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to sales opportunities from residential move activity, our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
REVENUES:
Internet	$5,424	$4,862	11.6%	$21,094	$18,521	13.9%
Video	4,406	4,418	(0.3)%	17,630	17,432	1.1%
Voice	396	449	(11.9)%	1,598	1,806	(11.5)%
Residential revenue	10,226	9,729	5.1%	40,322	37,759	6.8%
Small and medium business	1,054	997	5.8%	4,170	3,964	5.2%
Enterprise	643	623	3.2%	2,573	2,468	4.3%
Commercial revenue	1,697	1,620	4.8%	6,743	6,432	4.9%
Advertising sales	448	625	(28.2)%	1,594	1,699	(6.2)%
Mobile	632	428	47.5%	2,178	1,364	59.6%
Other	209	222	(6.2)%	845	843	0.2%
Total Revenue	13,212	12,624	4.7%	51,682	48,097	7.5%
COSTS AND EXPENSES:
Programming	2,895	2,909	(0.5)%	11,844	11,401	3.9%
Regulatory, connectivity and produced content	592	532	11.3%	2,494	2,183	14.2%
Costs to service customers	1,863	1,874	(0.5)%	7,393	7,472	(1.1)%
Marketing	791	758	4.3%	3,071	3,031	1.3%
Mobile	724	522	38.5%	2,489	1,765	41.0%
Other expense	968	1,035	(6.5)%	3,761	3,727	0.9%
Total operating costs and expenses (exclusive of items shown separately below)	7,833	7,630	2.7%	31,052	29,579	5.0%
Adjusted EBITDA	5,379	4,994	7.7%	20,630	18,518	11.4%
Adjusted EBITDA margin	40.7%	39.6%		39.9%	38.5%
Depreciation and amortization	2,280	2,409		9,345	9,704
Stock compensation expense	98	88		430	351
Other operating expenses, net	45	35		329	58
Income from operations	2,956	2,462		10,526	8,405
OTHER INCOME (EXPENSES):
Interest expense, net	(1,034)	(965)		(4,037)	(3,848)
Other income (expenses), net	136	158		(101)	(255)
	(898)	(807)		(4,138)	(4,103)
Income before income taxes	2,058	1,655		6,388	4,302
Income tax expense	(224)	(254)		(1,068)	(626)
Consolidated net income	1,834	1,401		5,320	3,676
Less: Net income attributable to noncontrolling interests	(224)	(155)		(666)	(454)
Net income attributable to Charter shareholders	$1,610	$1,246		$4,654	$3,222

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$9.17	$6.33		$25.34	$15.85
Diluted	$8.93	$6.05		$24.47	$15.40
Weighted average common shares outstanding, basic	175,623,846	196,906,511		183,669,369	203,316,483
Weighted average common shares outstanding, diluted	180,417,622	212,077,917		193,042,948	209,273,247

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2021	2020
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$601	$1,001
Accounts receivable, net	2,579	2,539
Prepaid expenses and other current assets	386	369
Total current assets	3,566	3,909

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,310	34,357
Customer relationships, net	4,060	5,615
Franchises	67,346	67,322
Goodwill	29,562	29,554
Total investment in cable properties, net	135,278	136,848

OTHER NONCURRENT ASSETS	3,647	3,449

Total assets	$142,491	$144,206

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,461	$8,867
Current portion of long-term debt	2,997	1,008
Total current liabilities	12,458	9,875

LONG-TERM DEBT	88,564	81,744
DEFERRED INCOME TAXES	19,096	18,108
OTHER LONG-TERM LIABILITIES	4,217	4,198

SHAREHOLDERS' EQUITY:
Controlling interest	14,050	23,805
Noncontrolling interests	4,106	6,476
Total shareholders' equity	18,156	30,281

Total liabilities and shareholders' equity	$142,491	$144,206

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,834	$1,401	$5,320	$3,676
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,280	2,409	9,345	9,704
Stock compensation expense	98	88	430	351
Noncash interest income, net	(3)	(10)	(23)	(41)
Deferred income taxes	158	213	826	465
Other, net	(98)	(165)	181	214
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	71	(142)	(35)	(67)
Prepaid expenses and other assets	(40)	125	(167)	(31)
Accounts payable, accrued liabilities and other	(74)	230	362	291
Net cash flows from operating activities	4,226	4,149	16,239	14,562

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,072)	(2,063)	(7,635)	(7,415)
Change in accrued expenses related to capital expenditures	131	(7)	80	(77)
Purchases of wireless spectrum licenses	—	(371)	—	(464)
Real estate investments through variable interest entities	—	(61)	(128)	(183)
Other, net	(51)	(68)	(71)	(18)
Net cash flows from investing activities	(1,992)	(2,570)	(7,754)	(8,157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,713	5,402	20,976	15,754
Repayments of long-term debt	(2,495)	(2,383)	(12,146)	(12,094)
Payments for debt issuance costs	(26)	(34)	(102)	(125)
Issuance of equity	—	—	—	23
Purchase of treasury stock	(4,597)	(4,349)	(15,431)	(11,217)
Proceeds from exercise of stock options	1	13	44	184
Purchase of noncontrolling interest	(734)	(578)	(2,234)	(1,462)
Distributions to noncontrolling interest	(4)	(40)	(75)	(154)
Borrowings for real estate investments through variable interest entities	2	61	130	120
Other, net	41	44	(47)	18
Net cash flows from financing activities	(2,099)	(1,864)	(8,885)	(8,953)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	135	(285)	(400)	(2,548)
CASH AND CASH EQUIVALENTS, beginning of period	466	1,286	1,001	3,549
CASH AND CASH EQUIVALENTS, end of period	$601	$1,001	$601	$1,001

CASH PAID FOR INTEREST	$1,005	$843	$4,043	$3,866
CASH PAID FOR TAXES	$58	$39	$157	$123

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2021 (a)	December 31, 2020 (a)	December 31, 2019 (a)
Footprint (b)
Estimated Passings	54,521	53,416	52,270

Customer Relationships (c)
Residential	29,926	29,079	27,277
SMB	2,143	2,051	1,958
Total Customer Relationships	32,069	31,130	29,235

Residential	103	167	240
SMB	17	30	28
Total Customer Relationships Quarterly Net Additions	120	197	268

Total Customer Relationship Penetration of Estimated Passings (d)	58.8%	58.3%	55.9%

Monthly Residential Revenue per Residential Customer (e)	$114.14	$111.85	$113.79
Monthly SMB Revenue per SMB Customer (f)	$164.59	$163.02	$169.06

Residential Customer Relationships Penetration
Single Play Penetration (g)	46.7%	44.5%	43.0%
Double Play Penetration (g)	33.0%	32.7%	30.7%
Triple Play Penetration (g)	20.4%	22.9%	26.2%

% Residential Non-Video Customer Relationships	49.2%	46.2%	42.7%

Internet
Residential	28,137	27,023	24,908
SMB	1,952	1,856	1,756
Total Internet Customers	30,089	28,879	26,664

Residential	172	216	313
SMB	18	30	26
Total Internet Quarterly Net Additions	190	246	339

Video
Residential	15,216	15,639	15,620
SMB	617	561	524
Total Video Customers	15,833	16,200	16,144

Residential	(71)	(66)	(105)
SMB	13	31	4
Total Video Quarterly Net Additions	(58)	(35)	(101)

Voice
Residential	8,621	9,215	9,443
SMB	1,282	1,224	1,144
Total Voice Customers	9,903	10,439	10,587

Residential	(163)	(120)	(152)
SMB	9	17	24
Total Voice Quarterly Net Additions	(154)	(103)	(128)

Mobile Lines (h)
Residential	3,448	2,320	1,078
SMB	116	55	4
Total Mobile Lines	3,564	2,375	1,082

Residential	363	300	285
SMB	17	15	3
Total Mobile Lines Quarterly Net Additions	380	315	288

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	272	259	252
Enterprise Quarterly Net Additions	3	2	3

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2021, December 31, 2020 and December 31, 2019, customers included approximately 150,700, 168,400 and 154,200 customers, respectively, whose accounts were over 60 days past due, approximately 39,900, 17,800 and 13,500 customers, respectively, whose accounts were over 90 days past due and approximately 43,500, 11,100 and 10,000 customers, respectively, whose accounts were over 120 days past due. The increase in the past due accounts is predominately due to pre-existing balances for customers participating in the Emergency Broadband Benefit program through which a customer's monthly payment is subsidized by the federal government.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to Charter shareholders	$1,610	$1,246	$4,654	$3,222
Plus: Net income attributable to noncontrolling interest	224	155	666	454
Interest expense, net	1,034	965	4,037	3,848
Income tax expense	224	254	1,068	626
Depreciation and amortization	2,280	2,409	9,345	9,704
Stock compensation expense	98	88	430	351
Other (income) expenses, net	(91)	(123)	430	313
Adjusted EBITDA (a)	$5,379	$4,994	$20,630	$18,518

Net cash flows from operating activities	$4,226	$4,149	$16,239	$14,562
Less: Purchases of property, plant and equipment	(2,072)	(2,063)	(7,635)	(7,415)
Change in accrued expenses related to capital expenditures	131	(7)	80	(77)
Free cash flow	$2,285	$2,079	$8,684	$7,070

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Customer premise equipment (a)	$471	$501	$1,967	$2,002
Scalable infrastructure (b)	454	499	1,677	1,478
Line extensions (c)	451	437	1,642	1,641
Upgrade/rebuild (d)	222	156	706	615
Support capital (e)	474	470	1,643	1,679
Total capital expenditures	$2,072	$2,063	$7,635	$7,415

Capital expenditures included in total related to:
Commercial services	$362	$383	$1,445	$1,325
Mobile	$127	$157	$482	$508

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2021 Earnings Release